February 9, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Gentlemen

         We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on February 6, 2001, to be filed by our former client, Meltronix, Inc. We agree with the statements contained in paragraphs
(a)(i), (ii), (iv), (v), and (vi) made in response to that Item insofar as they relate to our firm.


Very truly yours,


/s/ BDO Seidman, LLP
BDO Seidman, LLP
Costa Mesa, California